Exhibit 4.2

Execution Version

TRITON CONTAINER INTERNATIONAL LIMITED

and

TAL INTERNATIONAL CONTAINER CORPORATION

jointly, as Issuers,

TRITON INTERNATIONAL LIMITED,

as Parent Guarantor,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 19, 2022

to

INDENTURE

Dated as of January 19, 2022

Relating to

$600,000,000 3.250% Senior Notes due 2032

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of January 19, 2022 (this “First Supplemental Indenture”), among Triton Container International Limited, an exempted Bermuda company (“TCIL”), TAL International Container Corporation, a Delaware corporation (“TALICC”; and together with TCIL the “Issuers” and each an “Issuer”), Triton International Limited, an exempted Bermuda company (“Parent Guarantor”) and Wilmington Trust, National Association, as trustee (the “Trustee”), to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Issuers and the Parent Guarantor have heretofore executed and delivered to the Trustee an Indenture, dated as of January 19, 2022 (the “Base Indenture” and, together with this First Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of their unsecured debentures, notes, bonds or other evidences of indebtedness (the “Securities”), to be issued in one or more series as therein provided;

WHEREAS, pursuant to the terms of the Base Indenture, on the date hereof, the Issuers desire to provide for the establishment of a series of Securities to be known as their 3.250% Senior Notes due 2032 (the “Notes”), the form and substance of such notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and in this First Supplemental Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Notes will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest on a senior unsecured basis by the Parent Guarantor; and

WHEREAS, the Issuers and Parent Guarantor have requested that the Trustee execute and deliver this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a legal, valid and binding instrument in accordance with its terms, to make the Notes, when executed by the Issuers and authenticated and delivered by the Trustee, the legal, valid and binding obligations of the Issuers, and all acts and things necessary have been done and performed to make this First Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects;

WITNESSETH:

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:

Article One

Definitions

Section 1.01 Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.

Section 1.02 References in this First Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this First Supplemental Indenture unless otherwise specified.

Section 1.03 For purposes of this First Supplemental Indenture, the following terms have the meanings ascribed to them as follows:

“Additional Notes” has the meaning provided in Section 2.01(b).

“Applicable Time” has the meaning provided in Section 4.01.

“Base Indenture” has the meaning assigned to it in first paragraph of the Recitals of this First Supplemental Indenture.

“Change of Control” means:

(a)

the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuers and their respective Subsidiaries, taken as a whole, to a Person (other than the Issuers or the Parent Guarantor); or

(b)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, or any successor provision, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) directly or indirectly, of more than fifty percent (50%) of the total voting power of the Voting Stock of the Parent Guarantor (or, if applicable, a Successor Holding Company (as defined below)); or

(c)	at any time, the Issuers cease to be directly or indirectly wholly-owned by the Parent Guarantor (except as permitted under Section 6.04 of the Base Indenture);

provided, that notwithstanding the foregoing, a transaction will not be deemed to constitute a Change of Control solely as a result of the Parent Guarantor becoming a direct or indirect wholly owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock or shares of such holding company immediately following that transaction are substantially the same as the holders of the Parent Guarantor’s Voting Stock immediately prior to that transaction (and such holders of Parent Guarantor’s Voting Stock immediately prior to such transaction would not have otherwise caused a Change of Control) (such an entity, a “Successor Holding Company”).

“Change of Control Offer” has the meaning provided in Section 4.02.

“Change of Control Triggering Event” means the occurrence of both (i) a Change of Control and (ii) a Rating Decline within 60 days after public notice of the occurrence of a Change of Control (which period shall be extended in respect of a Rating Agency so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any such Rating Agency).

“Container Equipment” means intermodal dry van and special purpose cargo containers, (including any generator sets or cooling units used with refrigerated containers, and any related spare parts, and any substitutions, additions or replacements for, to or of any such associated generator sets, gps units and refrigeration units) and all special purpose containers, open top containers, flat rack containers, bulk containers, cellular palletwide containers, rolltrailers and all other types of special containers and tank containers and chassis.

“Consolidated Net Tangible Assets” means the amount of total assets less (i) all current liabilities and (ii) all goodwill, trade names, trademarks, unamortized debt discounts and expense and other like intangibles, in each case, of the Parent Guarantor and its consolidated Subsidiaries, all as set forth in the most recent balance sheet of the Parent Guarantor and its consolidated Subsidiaries prepared in accordance with GAAP.

“Depositary” has the meaning provided in Section 2.03(d).

“Fitch” means Fitch Ratings Inc. or any successor to the rating agency business thereof.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB– (or the equivalent) by S&P, and BBB– (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Interest Payment Date” has the meaning provided in Section 2.04.

“Issue Date” means the date on which the Notes are originally issued.

“Issuers” means the Persons named as the “Issuers” in the first paragraph of this First Supplemental Indenture until successor Persons shall have become such pursuant to the applicable provisions of the Base Indenture, and thereafter “Issuers” shall mean such successor Persons.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Par Call Date” means December 15, 2031.

“Place of Payment” means, with respect to the Notes, New York City.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch and (2) if Moody’s, S&P or Fitch ceases to rate the Notes for reasons outside of the Issuers’ control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Issuers or any direct or indirect parent of the Issuers as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Rating Category” means (a) with respect to Fitch or S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P, Moody’s or Fitch used by any substitute Rating Agency that may be selected by the Issuers in accordance with clause (2) of the definition of Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and – for S&P and Fitch; (ii) 1, 2 and 3 for Moody’s; and (iii) the equivalent gradations for another substitute Rating Agency selected by the Issuers) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, or from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date which is 10 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by the Issuers to effect a Change of Control.

“Rating Decline” means, (a) in the event that the Notes have an Investment Grade Rating by all three Ratings Agencies on the Rating Date, two or more of the Rating Agencies that provided an Investment Grade Rating withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, (b) in the event that the Notes have an Investment Grade Rating by two Ratings Agencies on the Rating Date, both such Rating Agencies that provided an Investment Grade Rating withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, (c) the Issuers or any of their Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and two or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, or (d) in the event the

Notes do not have an Investment Grade Rating by at least two Rating Agencies on the Rating Date, the rating of the Notes by at least two of the three Rating Agencies shall be decreased by one or more gradations to or within a Rating Category (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the Notes on the Rating Date.

“Record Date” has the meaning provided in Section 2.04.

“Redemption Date” means, with respect to any redemption of the Notes, the date fixed for such redemption pursuant to the Indenture and the Notes.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. or any successor to the rating agency business thereof.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuers in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Issuers after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Issuers shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 or any successor designation or publication is no longer published, the Issuers shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuers shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuers shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Unencumbered Assets Coverage Ratio” has the meaning assigned to it in Section 4.01.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Article Two

General Terms and Conditions of the Notes

Section 2.01 Designation and Principal Amount.

(a) The Notes are hereby authorized and designated the 3.250% Senior Notes due 2032. The Notes may be authenticated and delivered under the Indenture in an unlimited aggregate principal amount. The Notes issued on the date hereof pursuant to the terms of the Indenture shall be in an aggregate principal amount of $600,000,000, which amount shall be set forth in the written order of the Issuers for the authentication and delivery of the Notes pursuant to Section 3.03 of the Base Indenture. The Notes will be senior unsecured obligations of the Issuers and will rank on the same basis with all of the Issuers’ other senior unsecured indebtedness from time to time outstanding.

(b) The Issuers may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities with the same terms as the Notes (except for the issue date and, in some cases, the public offering price and the amount and date of the first interest payment) and ranking equally and ratably with the Notes issued on the date hereof (the “Additional Notes”). The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number and ISIN number from the Notes.

Section 2.02 Maturity.

Unless an earlier redemption has occurred, the principal amount of the Notes shall mature and be due and payable, together with any accrued interest thereon, on March 15, 2032. If the maturity date of the Notes falls on a day that is not a Business Day, payment of principal, premium, if any, and interest for such Notes then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date.

Section 2.03 Form and Payment.

(a)

The Notes shall be issued as Global Securities in fully registered book-entry form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes shall be “Global Securities” as such term is used in the Base Indenture.

(b)

The Notes and the Trustee’s Certificates of Authentication to be endorsed thereon are to be substantially in the form of Exhibit A, which form is hereby incorporated in and made a part of this First Supplemental Indenture.

(c)

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture, and the Issuers, Parent Guarantor and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(d)

Principal, premium, if any, and/or interest, if any, on the Global Securities representing the Notes shall be made to The Depository Trust Company (together with any successor thereto, the “Depositary”).

(e)

The Global Securities representing the Notes shall be deposited with, or on behalf of, the Depositary and shall be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

Section 2.04 Interest.

Interest on the Notes shall accrue at the rate of 3.250% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2022 (each, an “Interest Payment Date”). Interest on the Notes shall be payable to the Holders in whose names the Notes are registered at the close of business on the preceding March 1 and September 1 (each, a “Record Date”). Interest on the Notes will accrue from and including January 19, 2022, to, but excluding, the first Interest Payment Date and then from and including the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or maturity date, as the case may be. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date for the Notes is not a Business Day, then payment of interest shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest on such payment shall accrue for the period from and after such Interest Payment Date to the date of such payment on the next succeeding Business Day.

Section 2.05 Other Terms and Conditions.

(a)	The Notes are not subject to a sinking fund.

(b)

The discharge, legal defeasance and covenant defeasance provisions of Article XII of the Base Indenture will apply to the Notes, and the covenants set forth in Sections 4.01 and 4.02 hereof shall also be subject to the covenant defeasance provisions of Article XII of the Base Indenture.

(c)	The Notes will be guaranteed by the Parent Guarantor pursuant to and on the terms set forth in the Base Indenture.

(d)	The Notes will be subject to the Events of Default provided in Section 7.01 of the Base Indenture.

(e)	The Trustee will initially be the Registrar and Paying Agent for the Notes.

(f)	The Notes will be subject to the covenants provided in Article VI of the Base Indenture, as supplemented by Article Four.

(g)

With respect to the Notes, all references herein to “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

Article Three

Redemption

Section 3.01 Optional Redemption by the Issuers

(a) Prior to the Par Call Date, the Issuers may redeem the Notes at their option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the Redemption Date, and

(2)	100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

(b) On or after the Par Call Date, the Issuers may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

(c) The Issuers will cause the notice of any redemption to be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) to each Holder of the Notes to be redeemed not less than 10 nor more than 60 days prior to the Redemption Date.

(d) Any redemption or notice described in this Section 3.01 or Article IV of the Base Indenture, at the Issuers’ discretion, may be subject to the satisfaction or waiver of one or more conditions precedent. In addition, if such redemption is subject to satisfaction or waiver of one or more conditions precedent, the notice of such redemption shall state that, in the Issuers’ discretion, the redemption date shall be delayed until such time as any or all such conditions shall be satisfied or waived, or such notice shall be rescinded and the redemption terminated in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

(e) In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by The Depository Trust Company (or another Depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary. So long as (i) the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, premium, if any, plus accrued and unpaid interest (if any) on, the Notes to be redeemed and (ii) any conditions precedent to such redemption have been satisfied or waived by the Issuers in their sole discretion, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption. The price for any redemption pursuant to this Section 3.01 shall be paid prior to 12:00 noon, New York City time, on the applicable Redemption Date or at such later time as is then permitted by the rules of the Depositary applicable to the Notes (if then registered as Global Securities); provided, that the Issuers shall deposit with the Trustee or the Paying Agent an amount sufficient to pay the applicable redemption price by 10:00 a.m., New York City time, on the date such redemption price is to be paid.

(f) The Issuers’ actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Neither the Trustee nor any Paying Agent shall have any obligation to calculate any redemption price or any component thereof in respect of the Notes, and the Trustee and each Paying Agent shall be entitled to receive and conclusively rely upon an Officer’s Certificate delivered by the Issuers that specifies any redemption price.

(g) Notwithstanding the foregoing, in connection with any tender for the Notes, if Holders of not less than 90% in the aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any other Person making such tender offer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers shall have the right, upon notice given not more than 15 days following such purchase pursuant to such tender offer, to redeem all of the Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest to but excluding the Redemption Date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Article Four

Additional Covenants

Section 4.01 Limitation on Liens.

Except as provided in this Section 4.01, the Issuers shall not at any time, and shall not permit any of their respective Subsidiaries at any time to, pledge or otherwise subject to any Lien any of their property or assets to secure Indebtedness for borrowed money without thereupon expressly securing the due and punctual payment of the principal of (and premium, if any, on) and the interest on the Notes equally and ratably with (or prior to) any and all other Indebtedness secured by such Lien, so long as any such other Indebtedness shall be so secured, and the Issuers shall provide for the Notes to be equally and ratably secured if and when any such Lien is created, provided, however, that this limitation shall not apply to:

(1)	Liens in existence on the Issue Date;

(2)

Liens securing Indebtedness which at the time of Incurrence of such Indebtedness, together with all other Indebtedness Incurred under this clause (2), shall not exceed 20% of Consolidated Net Tangible Assets;

(3)	Liens securing inter-company Indebtedness in favor of any Issuer, the Parent Guarantor or any Subsidiary of any Issuer;

(4)

Liens on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price thereof or the cost of construction or improvement of property or to secure any Indebtedness Incurred prior to, at the time of, or within 365 days (or in the case Container Equipment, 18 months) after, the acquisition, construction or improvement thereof for the purpose of financing all or any part of the purchase price, construction or improvement thereof;

(5)	Liens on any property or assets (including cash) of any Issuer or any Subsidiary of any Issuer to secure Hedging Obligations;

(6)

Liens resulting from deposits made with or security given in the ordinary course of business to any governmental agency or other body created or approved by law or governmental regulation in order to enable any Issuer or any of their respective Subsidiaries to maintain self-insurance, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions, or other social security, or to share in any privileges or other benefits available to corporations participating in any such arrangement, or for any other purpose at any time required by law or regulation promulgated by any governmental agency or office as a condition to the transaction of any business or the exercise of any privilege or license, or deposits of assets of any Issuer or any of their respective Subsidiaries with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by any Issuer or any of their respective Subsidiaries from any judgment or decree against it, or in connection with any other proceedings in actions at law or suits in equity by or against any Issuer or any of their respective Subsidiaries;

(7)	Liens or charges Incurred or deposits made in the ordinary course of business to secure performance of letters of credit, bids, tenders, appeal and performance bonds;

(8)

A banker’s lien or right of offset of the holder of such Indebtedness in favor of any lender of moneys or holder of commercial paper of any Issuer or any of their respective Subsidiaries in the ordinary course of business on moneys of any Issuer or any of their respective Subsidiaries deposited with such lender or holder in the ordinary course of business;

(9)

Liens securing any Indebtedness of any Issuer or any of their respective Subsidiaries provided that, at the time of the Incurrence of such Indebtedness, the Unencumbered Assets Coverage Ratio test under the Revolving Credit Agreement, as in effect at the time of such Incurrence, shall be satisfied on a pro forma basis after giving effect to such Incurrence of such Indebtedness; and

(10)

any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Lien referred to in the foregoing clauses (1) to (9) inclusive or this clause (10); provided, however, that such extension, renewal or replacement Lien shall be limited to all or a part of the same property that secured the Lien or Liens extended, renewed or replaced (plus improvements on such property).

With respect to clause (9) of this Section 4.01, the Unencumbered Assets Coverage Ratio test shall be such test (including the defined terms used therein) as set forth in the Revolving Credit Agreement, as the same shall be amended from time to time, provided that if at any time the Revolving Credit Agreement has been terminated and is no longer in effect or the Revolving Credit Agreement has been amended such that it no longer includes the Unencumbered Assets Coverage Ratio test (such time, the “Applicable Time”), then the term “Unencumbered Assets Coverage Ratio” under this Indenture shall have the same meaning ascribed to “Unencumbered Assets Coverage Ratio” (including the defined terms used therein) in the Revolving Credit Agreement as in effect immediately prior to the Applicable Time.

Section 4.02 Change of Control Triggering Event.

(a) Upon a Change of Control Triggering Event, each Holder shall have the right to require the Issuers to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in accordance with the terms contemplated in this Section 4.02; provided, however, that notwithstanding the occurrence of a Change of Control Triggering Event, the Issuers shall not be obligated to purchase any Notes pursuant to this Section 4.02 in the event that they have exercised their right to redeem such Notes in accordance with Section 3.01.

In the event that at the time of such Change of Control Triggering Event the terms of any Indebtedness of the Issuers restrict or prohibit the repurchase of Notes pursuant to this Section 4.02, then prior to the mailing or sending electronically of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control Triggering Event, the Issuers shall:

(1)

repay in full all such Indebtedness or, if doing so will allow the purchase of such Notes, offer to repay in full all such Indebtedness and repay all Indebtedness of each lender who has accepted such offer; or

(2)	obtain the requisite consent under the agreements governing such Indebtedness to permit the repurchase of such Notes as provided for in Section 4.02(b).

(b) Within 30 days following any Change of Control Triggering Event, except to the extent that the Issuers have exercised their right to redeem the Notes in accordance with Section 3.01, the Issuers shall mail or send electronically a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating:

(1)

that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Issuers to repurchase such Holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on a Record Date to receive interest on the relevant Interest Payment Date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control Triggering Event;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4)	the instructions determined by the Issuers, consistent with this Section 4.02, that a Holder must follow in order to have its Notes purchased.

(c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Issuers at the address specified in the notice at least three Business Days prior to the purchase date. The Holders shall be entitled to withdraw their election if the Trustee or the Issuers receives not later than one Business Day prior to the purchase date a facsimile transmission or letter sent to the address specified in Section 17.03 of the Base Indenture setting forth the name of the Holder, the principal amount of the Note that was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.

(d) On the purchase date, all Notes purchased by the Issuers under this Section 4.02 shall be delivered to the Trustee for cancellation, and the Issuers shall pay the purchase price plus accrued and unpaid interest to the Holders entitled thereto.

(e) A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(f) Notwithstanding the other provisions of this Section 4.02, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.02 applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

(h) Notes repurchased by the Issuers pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and canceled at the option of the Issuers. Notes purchased by a third party pursuant to the preceding clause (f) or (g) will have the status of Notes issued and outstanding.

(i) The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.02. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.02, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.02 by virtue thereof.

(j) The provisions of this Section 4.02 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Article Five

Miscellaneous

Section 5.01 Application of First Supplemental Indenture.

The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed. This First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 5.02 Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with the duties imposed by Sections 310 through 317 of the Trust Indenture Act, the imposed duties shall control.

Section 5.03 Conflict with Base Indenture.

To the extent not expressly amended or modified by this First Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this First Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, the provision of this First Supplemental Indenture shall control.

Section 5.04 Governing Law.

THIS INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS AND INSTRUMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SAID STATE.

Section 5.05 Successors.

All agreements of the Issuers and the Parent Guarantor in the Base Indenture, this First Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in the Base Indenture and this First Supplemental Indenture shall bind its successors.

Section 5.06 Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture and signature pages for all purposes.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties to this First Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

TRITON CONTAINER INTERNATIONAL LIMITED,
As Issuer

By:	/s/ Michael S. Pearl
Name: Michael S. Pearl
Title: Vice President, Treasurer

TAL INTERNATIONAL CONTAINER CORPORATION,
As Issuer

By:	/s/ Michael S. Pearl
Name: Michael S. Pearl
Title: Vice President, Treasurer

TRITON INTERNATIONAL LIMITED,
As Parent Guarantor

By:	/s/ Michael S. Pearl
Name: Michael S. Pearl
Title: Vice President, Treasurer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
As Trustee

By:	/s/ Karen Ferry
Name: Karen Ferry
Title: Vice President

[Signature Page to First Supplemental Indenture]

Exhibit A

[Form of Note]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUERS (AS DEFINED BELOW) OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRITON CONTAINER INTERNATIONAL LIMITED

TAL INTERNATIONAL CONTAINER CORPORATION

3.250% SENIOR NOTES DUE 2032

No.[    ]

CUSIP NO: 89681L AA0	$[ ]

Interest. Triton Container International Limited, a Bermuda exempted company, and TAL International Container Corporation, a Delaware corporation (herein each called an “Issuer” and collectively, the “Issuers”, which terms include any successor Person under the Indenture hereinafter referred to), for value received, hereby jointly promise to pay to Cede & Co. or registered assigns, the principal sum of [                ] million dollars ($[                ]), as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on March 15, 2032 and to pay interest thereon from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2022 at the rate of 3.250% per annum, until the principal hereof is paid or made available for payment.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such interest, which shall be the March 1 or September 1, as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, notice thereof having been given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Interest on the Note shall be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date for the Notes is not a Business Day, then payment of interest shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest on such payment shall accrue for the period from and after such Interest Payment Date to the date of such payment on the next succeeding Business Day.

So long as all of the Notes of this series are represented by Global Securities, the principal of, premium, if any, and interest, if any, on this Global Security shall be paid in same day funds to DTC, or to such name or entity as is requested by an authorized representative of DTC. If at any time the Notes of this series are no longer represented by the Global Securities and are issued in definitive form (“Certificated Notes”), then the principal of, premium, if any, and interest, if any, on each Certificated Note at Maturity shall be paid to the Holder upon surrender of such Certificated Note at the office or agency maintained by the Issuers in the Borough of Manhattan, The City of New York (which shall initially be the principal corporate trust office of the Trustee) or at such other place or places as may be designated in or pursuant to the Indenture, provided that such Certificated Note is surrendered to the Trustee, acting as Paying Agent, in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest with respect to Certificated Notes other than at Maturity may, at the option of the Issuers, be made by check mailed to the address of the Person entitled thereto as it appears on the Note Register on the relevant Regular or Special Record Date or by wire transfer in same day funds to such account as may have been appropriately designated to the Paying Agent by such Person in writing not later than such relevant Regular or Special Record Date.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuers has caused this instrument to be duly executed under its corporate seal.

Dated:                 , 20

TRITON CONTAINER INTERNATIONAL LIMITED

By:
Name:
Title:

TAL INTERNATIONAL CONTAINER CORPORATION

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Date of authentication:

WILMINGTON TRUST, NATIONAL ASSOCIATION,as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF SECURITY]

Indenture

This Note is one of a duly authorized issue of securities of the Issuers designated as their 3.250% Senior Notes due 2032 (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of January 19, 2022 as amended and supplemented by a First Supplemental Indenture dated January 19, 2022 (as so amended and supplemented, herein called the “Indenture”), between and among the Issuers, the Parent Guarantor and Wilmington Trust National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuers, the Parent Guarantor, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $600,000,000.

Optional Redemption

Prior to the Par Call Date, the Issuers may redeem the Notes at their option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the Redemption Date, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Issuers may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

The Issuers will cause the notice of any redemption to be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) to each Holder of the Notes to be redeemed not less than 10 nor more than 60 days prior to the Redemption Date.

Any redemption or notice described in Section 3.01 of the First Supplemental Indenture or Article IV of the Base Indenture, at the Issuers’ discretion, may be subject to the satisfaction or waiver of one or more conditions precedent. In addition, if such redemption is subject to satisfaction or waiver of one or more conditions precedent, the notice of such redemption shall state that, in the Issuers’ discretion, the redemption date shall be delayed until such time as any or all such conditions shall be satisfied or waived, or such notice shall be rescinded and the redemption terminated in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another Depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary. So long as (i) the Issuers have deposited with the Paying Agent funds sufficient to pay the principal of, premium, if any, plus accrued and unpaid interest (if any) on, the Notes to be redeemed and (ii) any conditions precedent to such redemption have been satisfied or waived by the Issuers in their sole discretion, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption. The price for any redemption pursuant to Section 3.01 of the First Supplemental Indenture shall be paid prior to 12:00 noon, New York City time, on the applicable Redemption Date or at such later time as is then permitted by the rules of the Depositary applicable to the Notes (if then registered as Global Securities); provided, that the Issuers shall deposit with the Trustee or the Paying Agent an amount sufficient to pay the applicable redemption price by 10:00 a.m., New York City time, on the date such redemption price is to be paid.

The Issuers’ actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. Neither the Trustee nor any Paying Agent shall have any obligation to calculate any redemption price or any component thereof in respect of the Notes, and the Trustee and each Paying Agent shall be entitled to receive and conclusively rely upon an Officer’s Certificate delivered by the Issuers that specifies any redemption price.

Notwithstanding the foregoing, in connection with any tender for the Notes, if Holders of not less than 90% in the aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any other Person making such tender offer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers shall have the right, upon notice given not more than 15 days following such purchase pursuant to such tender offer, to redeem all of the Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest to but excluding the Redemption Date (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

Purchase of Notes upon a Change of Control Triggering Event

Upon a Change of Control Triggering Event, each Holder Shall have the right to require the Issuers to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the terms contemplated in Section 4.02 of the First Supplemental Indenture; provided, however, that notwithstanding the occurrence of a Change of Control Triggering Event, the Issuers shall not be obligated to purchase any Notes pursuant to Section 4.02 of the First Supplemental Indenture in the event that they have exercised their right to redeem such Notes in accordance with Section 3.01 of the First Supplement Indenture.

Defaults and Remedies.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuers and the rights of the Holders of the Securities of each series to be affected under the Indenture (including the Notes) at any time by the Issuers and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuers with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Defeasance and Discharge

The Indenture contains provisions for defeasance and discharge and for defeasance at any time of certain restrictive covenants and Events of Default with respect to this Note upon compliance with certain conditions set forth in the Indenture.

Denominations, Transfer and Exchange.

The Notes of this series are issuable only in registered form without coupons in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable in the Register, upon surrender of this Note for registration of transfer at the Registrar accompanied by a written request for transfer in the form attached hereto duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners.

Prior to due presentment of this Note for registration of transfer, the Issuers, the Trustee and any agent of the Issuers or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Issuers, the Trustee nor any such agent shall be affected by notice to the contrary.

No Sinking Fund.

The Notes are not entitled to the benefit of any sinking fund.

Parent Guarantee

All payments by the Issuers under the Indenture and the Notes are fully and unconditionally guaranteed by the Parent Guarantor.

Miscellaneous.

The Indenture and this Note shall be governed by and construed in accordance with the law of the State of New York.

All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ________________________________________

to transfer this Note on the books of the Issuers.

The agent may substitute another to act for him.

Date: ____________
Your Signature:_____________________________________

(Sign exactly as your name appears on the face of this Note)

Tax Identification No:________________________________

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following each decrease or increase	Signature of authorized signatory of Trustee